Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations & Capital Markets

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES

ACQUISITION OF TOWER SITES FROM KPN IN GERMANY

Boston, Massachusetts – November 15, 2012: American Tower Corporation (NYSE: AMT) today announced that it has entered into a definitive agreement with KPN’s German subsidiary, E-Plus, under which American Tower will acquire over 2,000 KPN tower sites in Germany for an agreed upon purchase price of approximately €393 million. The transaction is expected to close in the fourth quarter of 2012, subject to customary closing conditions.

“We are pleased to announce the launch of our operations in Germany via our acquisition of sites from KPN,” said Jim Taiclet, Chairman, President, and Chief Executive Officer of American Tower. “With over one hundred million subscribers and its significant growth in wireless data demand, Germany represents the largest wireless market in Europe and an attractive complement to our overall international portfolio mix and expansion strategy. We believe these sites represent a compelling investment for American Tower with strong day one cash flows and an opportunity to drive future collocation in a stable, growing wireless market.”

About American Tower

American Tower is a leading independent global owner, operator and developer of wireless communications sites. American Tower currently owns and operates over 50,000 communications sites in the United States, Brazil, Chile, Colombia, Ghana, India, Mexico, Peru, South Africa and Uganda. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding our expectations of the acquisition of certain towers, anticipated closing dates, and the expected cash consideration. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for our indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the nine months ended September 30, 2012 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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